Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

Trans World Entertainment Names Michael Feurer

as Chief EXECUTIVE Officer

Albany, NY – September 3, 2014 – Trans World Entertainment Corporation (NASDAQ: TWMC) today announced the appointment of Michael Feurer as its Chief Executive Officer. Mr. Feurer has an extensive retail background with wide and direct experience including strategy, branding, merchandising, marketing, web, real estate, sourcing and production, planning and allocation. Mr. Feurer recently served as Chief Executive Officer and President of Vanity Stores from 2012 to 2014. Previously, Mr. Feurer spent 9 years at Coldwater Creek in various positions, including Senior Vice President Merchandising and Merchandise Operations and President, Strategic New Concepts. He also spent 10 years at the Gap where he was responsible for planning their Japanese, European, and Canadian markets. Robert J. Higgins, the Company’s founder will continue as Chairman of the Board.

“After spending considerable time with Mike, I am confident we have chosen the right candidate to lead our Company. He is passionate and driven and understands the opportunity Trans World has to be the destination for entertainment. I am confident he will drive our operating results and increase shareholder value.” stated Mr. Higgins. “I look forward to working with Mike.” Mr. Higgins added.

“Trans World is a great place to work with many talented people, a history of success and significant potential,” said Mr. Feurer. “The Company has made considerable progress towards its strategic vision of becoming all things entertainment and I am excited to lead the Company in the next phase of the transition.”

Mr. Feurer, along with his wife and two children will be relocating to the Albany area.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.